Zions Bancorporation, N.A. One South Main Salt Lake City, UT 84133 April 19, 2023
www.zionsbancorporation.com
First Quarter 2023 Financial Results: FOR IMMEDIATE RELEASE
Investor and Media Contact: James Abbott (801) 844-7637

Zions Bancorporation, N.A. reports: 1Q23 Net Earnings of $198 million, diluted EPS of $1.33 compared with 1Q22 Net Earnings of $195 million, diluted EPS of $1.27, and 4Q22 Net Earnings of $277 million, diluted EPS of $1.84
FIRST QUARTER RESULTS

$1.33	$198 million	3.33%	9.9%
Net earnings per diluted common share	Net earnings	Net interest margin (“NIM”)	Estimated Common Equity Tier 1 ratio

FIRST QUARTER HIGHLIGHTS¹

Net Interest Income and NIM	•	Net interest income was $679 million, up 25%
	•	NIM was 3.33%, compared with 2.60%

Operating Performance	•	Pre-provision net revenue² ("PPNR") was $336 million, up 46%; adjusted PPNR² was $341 million, up 41%
	•	Customer-related noninterest income was stable at $151 million; total noninterest income was $160 million, up 13%
	•	Noninterest expense was $512 million, up 10%; adjusted noninterest expense² was $509 million, up 10%
	•	The efficiency ratio² was 59.9%, compared with 65.8%

Loans and Credit Quality	•	Loans and leases were $56.3 billion, up 10%
	•	The provision for credit losses was $45 million, compared with ($33) million
	•	The allowance for credit losses was 1.20% of loans, compared with 1.00% of loans
	•	The annualized ratio of net loan and lease charge-offs to average loans was 0.00%, compared with 0.05%
	•	Nonperforming assets[3] were $173 million, or 0.31%, of loans, compared with $252 million, or 0.49%, of loans

Deposits and Borrowed Funds	•	Deposits were $69.2 billion, down 16%, and the loan-to-deposit ratio was 81%, compared with 62%
	•	Borrowed funds, consisting primarily of secured borrowings from the FHLB, were $12.1 billion, compared with $0.6 billion

Capital	•	The estimated CET1 capital ratio was 9.9%, compared with 10.0%
	•	Shares of common stock repurchased during the quarter were 0.9 million for $50 million

CEO COMMENTARY

Harris H. Simmons, Chairman and CEO of Zions Bancorporation, commented, “The fundamentally solid results that we and many other banks produced in the first quarter were overshadowed by concerns about liquidity and capital strength in the wake of two prominent bank failures in mid-March. Deposits across the industry had been declining in recent quarters after growing rapidly during the pandemic, and although we and other banks experienced negative impacts from these bank failures, our own deposits (excluding any brokered deposits) at quarter end were 18% greater than pre-pandemic (12/31/19) levels, with noninterest-bearing demand deposits up 31% during that period, and loans up 16%.
“We continued to evidence very good credit quality during the quarter, with no net charge-offs and continued strong credit metrics. Both regulatory and economic capital also remained durable during the quarter, reflecting in part the increased value of a solid base of smaller core operating deposit accounts whose value has increased even as the value of fixed-rate earning assets has diminished in a period of higher interest rates. With growing attention on commercial real estate, or CRE, portfolios, we would note that we’ve carefully managed the growth in this portfolio for a number of years. Over the past decade, our CRE portfolio has grown at a compounded annual rate of only 2.5%, and a mere 0.1% of the portfolio is currently in nonperforming status.”
Mr. Simmons continued, “Finally, while events during the quarter accelerated a change in funding mix and costs that we expect will reduce the near-term quarterly ‘run rate’ of revenue by approximately 4%, we expect an increased focus on operating costs will offset a portion of this impact.”

OPERATING PERFORMANCE[2]

(In millions)	Three Months Ended March 31,
	2023	2022
Adjusted PPNR	$341	$241
Net charge-offs (recoveries)	$—	$6
Efficiency ratio	59.9%	65.8%
Weighted average diluted shares	148.0	151.7
1 Comparisons noted in the bullet points are calculated for the current quarter compared with the same prior-year period unless otherwise specified. The effective tax rate was 27.7% at March 31, 2023, compared with 20.4% at March 31, 2022, primarily as a result of a change in the reserve for uncertain tax positions.
2 For information on non-GAAP financial measures, see pages 16-17.
3 Does not include banking premises held for sale.

ZIONS BANCORPORATION, N.A.
Press Release – Page 2

Comparisons noted in the sections below are calculated for the current quarter versus the same prior-year period unless otherwise specified. Growth rates of 100% or more are considered not meaningful (“NM”) as they generally reflect a low starting point.
RESULTS OF OPERATIONS

Net Interest Income and Margin
				1Q23 - 4Q22		1Q23 - 1Q22
(In millions)	1Q23	4Q22	1Q22	$	%	$	%

Interest and fees on loans	$726	$656	$437	$70	11%	$289	66%
Interest on money market investments	57	39	6	18	46	51	NM
Interest on securities	137	140	112	(3)	(2)	25	22
Total interest income	920	835	555	85	10	365	66
Interest on deposits	82	38	6	44	NM	76	NM
Interest on short- and long-term borrowings	159	77	5	82	NM	154	NM
Total interest expense	241	115	11	126	NM	230	NM
Net interest income	$679	$720	$544	$(41)	(6)	$135	25
				bps		bps
Yield on interest-earning assets[1]	4.49%	4.09%	2.65%	40		184
Rate paid on total deposits and interest-bearing liabilities[1]	1.17%	0.56%	0.06%	61		111
Cost of total deposits[1]	0.47%	0.20%	0.03%	27		44
Net interest margin[1]	3.33%	3.53%	2.60%	(20)		73
1 Rates are calculated using amounts in thousands and a tax rate of 21% for the periods presented.
Net interest income increased $135 million, or 25%, to $679 million in the first quarter of 2023, primarily due to the higher interest rate environment and a favorable change in the mix of interest-earning assets.
Average interest-earning assets decreased $2.3 billion, or 3%, from the prior year quarter, driven by declines of $4.2 billion and $3.2 billion in average money market investments and average securities, respectively. A majority of the decrease in average securities was due to payments and maturities. These decreases were partially offset by an increase of $5.2 billion in average loans and leases.
The net interest margin was 3.33%, compared with 2.60%. The yield on average interest-earning assets was 4.49% in the first quarter of 2023, an increase of 184 basis points, reflecting higher interest rates and a favorable mix change. The yield on total loans increased 178 basis points to 5.30%, and the yield on securities increased 68 basis points to 2.46%. The yield on securities benefited from a decrease in the market value of AFS securities due to rising interest rates.
The cost of total deposits for the first quarter of 2023 was 0.47%, compared with 0.03%, reflecting higher interest rates. The rate paid on total deposits and interest-bearing liabilities was 1.17%, compared with 0.06%. Average noninterest-bearing deposits as a percentage of total deposits were 49%, compared with 50% during the same prior year period.

ZIONS BANCORPORATION, N.A.
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Noninterest Income
				1Q23 - 4Q22		1Q23 - 1Q22
(In millions)	1Q23	4Q22	1Q22	$	%	$	%

Commercial account fees	$43	$41	$41	$2	5%	$2	5%
Card fees	24	27	25	(3)	(11)	(1)	(4)
Retail and business banking fees	16	16	20	—	—	(4)	(20)
Loan-related fees and income	21	19	22	2	11	(1)	(5)
Capital markets fees	17	22	15	(5)	(23)	2	13
Wealth management fees	15	14	14	1	7	1	7
Other customer-related fees	15	14	14	1	7	1	7
Customer-related noninterest income	151	153	151	(2)	(1)	—	—
Fair value and nonhedge derivative income (loss)	(3)	(4)	6	1	25	(9)	NM
Dividends and other income	11	9	2	2	22	9	NM
Securities gains (losses), net	1	(5)	(17)	6	NM	18	NM
Total noninterest income	$160	$153	$142	$7	5	$18	13

Total customer-related noninterest income remained stable at $151 million, compared with the prior year period. Increases in commercial treasury management, foreign exchange, and capital markets syndication fees were offset by a decrease in retail and business banking fees largely as a result of a change in our overdraft and non-sufficient funds practices effected during the third quarter of 2022.
Net securities gains and losses increased $18 million, due largely to negative mark-to-market adjustments recorded during the prior year period related to our SBIC investment portfolio. Dividends and other income increased $9 million, primarily due to an increase in dividends on FHLB stock. These increases were offset by a $9 million decrease in fair value and nonhedge derivative income, primarily due to a $3 million loss during the quarter related to a credit valuation adjustment (“CVA”) on client-related interest rate swaps, compared with an $6 million CVA gain in the prior year period.

Noninterest Expense
				1Q23 - 4Q22		1Q23 - 1Q22
(In millions)	1Q23	4Q22	1Q22	$	%	$	%

Salaries and employee benefits	$339	$304	$312	$35	12%	$27	9%
Technology, telecom, and information processing	55	51	52	4	8	3	6
Occupancy and equipment, net	40	40	38	—	—	2	5
Professional and legal services	13	15	14	(2)	(13)	(1)	(7)
Marketing and business development	12	11	8	1	9	4	50
Deposit insurance and regulatory expense	18	14	10	4	29	8	80
Credit-related expense	6	8	7	(2)	(25)	(1)	(14)
Other real estate expense, net	—	—	1	—	NM	(1)	NM
Other	29	28	22	1	4	7	32
Total noninterest expense	$512	$471	$464	$41	9	$48	10
Adjusted noninterest expense [1]	$509	$472	$464	$37	8	$45	10
1 For information on non-GAAP financial measures, see pages 16-17.
Total noninterest expense increased $48 million, or 10%, relative to the prior year quarter. Salaries and benefits expense increased $27 million, or 9%, due to the ongoing impact of inflationary and competitive labor market pressures on wages and benefits, increased headcount, and an additional business day during the current quarter.

ZIONS BANCORPORATION, N.A.
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Deposit insurance and regulatory expense increased $8 million, driven largely by an increased base rate beginning in 2023 and a higher FDIC insurance assessment resulting from changes in balance sheet composition. Other noninterest expense increased $7 million, primarily due to increased travel, intangible amortization, and other expenses incurred during the current quarter.
The efficiency ratio was 59.9%, compared with 65.8%, as growth in adjusted taxable-equivalent revenue significantly outpaced growth in adjusted noninterest expense. For information on non-GAAP financial measures, including differences between noninterest expense and adjusted noninterest expense, see pages 16-17.
BALANCE SHEET ANALYSIS

Investment Securities Portfolio
				1Q23 - 4Q22		1Q23 - 1Q22
(In millions)	1Q23	4Q22	1Q22	$	%	$	%
Investment securities:
Held-to-maturity, at amortized cost	$10,961	$11,126	$439	$(165)	(1)%	$10,522	NM
Available-for-sale, at fair value	11,594	11,915	26,145	(321)	(3)	(14,551)	(56)%
Trading account, at fair value	12	465	382	(453)	(97)	(370)	(97)
Total investment securities, net of allowance	$22,567	$23,506	$26,966	$(939)	(4)	$(4,399)	(16)
Total investment securities decreased $4.4 billion, or 16%, to $22.6 billion at March 31, 2023. During the fourth quarter of 2022, we transferred approximately $10.7 billion fair value ($13.1 billion amortized cost) of mortgage-backed AFS securities to the HTM category to reflect our intent for these securities. The transfer of these securities from AFS to HTM at fair value resulted in a discount to the amortized cost basis of the HTM securities equivalent to the $2.4 billion of unrealized losses in AOCI. The amortization of the unrealized losses will offset the effect of the accretion of the discount created by the transfer.
We invest in securities to actively manage liquidity and interest rate risk and to generate interest income. Our investment securities are primarily held as a source of contingent liquidity. We manage our liquidity to provide adequate funds for our customers’ credit needs, capital plan actions, anticipated financial and contractual obligations, which include withdrawals by depositors, debt and capital service requirements, and lease obligations. We target securities that can be readily turned into cash through repurchase agreements. At March 31, 2023, approximately $18 billion of our investment securities were either pledged or used as collateral for current and potential borrowings with more than $16 billion of unutilized capacity. An additional $4 billion of our investment securities were pledged for collateralized deposits and other purposes.
We also manage the duration extension risk of our investment securities portfolio. At March 31, 2023, the estimated duration of our securities portfolio remained relatively stable at 4.1, compared with 4.0 at March 31, 2022.

ZIONS BANCORPORATION, N.A.
Press Release – Page 5

Loans and Leases
				1Q23 - 4Q22		1Q23 - 1Q22
(In millions)	1Q23	4Q22	1Q22	$	%	$	%

Loans held for sale	$5	$8	$43	$(3)	(38)%	$(38)	(88)%
Loans and leases:
Commercial	$30,576	$30,495	$28,725	$81	—	$1,851	6
Commercial real estate	12,898	12,739	12,094	159	1	804	7
Consumer	12,857	12,419	10,423	438	4	2,434	23
Loans and leases, net of unearned income and fees	56,331	55,653	51,242	678	1	5,089	10
Less allowance for loan losses	618	575	478	43	7	140	29
Loans and leases held for investment, net of allowance	$55,713	$55,078	$50,764	$635	1	$4,949	10
Unfunded lending commitments	$30,723	$30,490	$27,253	$233	1	$3,470	13
Loans and leases, net of unearned income and fees, increased $5.1 billion, or 10%, to $56.3 billion at March 31, 2023. Loan growth was driven largely from increases of $1.6 billion in consumer 1-4 family residential mortgage loans, $1.3 billion in commercial real estate term loans, $1.1 billion in commercial and industrial loans, $0.6 billion in consumer construction loans, and $0.4 billion in municipal loans. These increases were partially offset by a $0.5 billion decrease in commercial real estate construction and land development loans.
Unfunded lending commitments increased $3.5 billion, or 13%, to $30.7 billion at March 31, 2023, primarily due to growth in home equity and consumer residential construction lending commitments.

Credit Quality
				1Q23 - 4Q22		1Q23 - 1Q22
(In millions)	1Q23	4Q22	1Q22	$	%	$	%

Provision for credit losses	$45	$43	$(33)	$2	5%	$78	NM
Allowance for credit losses	678	636	514	42	7	164	32%
Net loan and lease charge-offs (recoveries)	—	(3)	6	3	NM	(6)	NM
Nonperforming assets[2]	173	149	252	24	16	(79)	(31)
Classified loans	912	929	1,148	(17)	(2)	(236)	(21)
	1Q23	4Q22	1Q22	bps		bps
Ratio of ACL to loans[1] and leases outstanding, at period end	1.20%	1.14%	1.00%	6		20
Annualized ratio of net loan and lease charge-offs to average loans	—%	(0.02)%	0.05%	2		(5)
Ratio of classified loans to total loans and leases	1.62%	1.67%	2.24%	(5)		(62)
Ratio of nonperforming assets[1] and accruing loans 90 days or more past due to loans and leases and other real estate owned	0.31%	0.28%	0.50%	3		(19)
1 Does not include loans held for sale.
2 Does not include banking premises held for sale.
Nonperforming assets decreased $79 million, or 31%, and classified loans decreased $236 million, or 21%. We had zero net loan and lease charge-offs, compared with net charge-offs of $6 million in the prior year quarter. During the first quarter of 2023, we recorded a $45 million provision for credit losses, compared with a $(33) million provision during the prior year period. The allowance for credit losses (“ACL”) was $678 million at March 31, 2023, compared with $514 million at March 31, 2022. The increase in the ACL was primarily due to deterioration in economic forecasts and growth in the loan portfolio. The ratio of ACL to total loans and leases was 1.20% at March 31, 2023, compared with 1.00% at March 31, 2022.

ZIONS BANCORPORATION, N.A.
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Deposits and Borrowed Funds
				1Q23 - 4Q22		1Q23 - 1Q22
(In millions)	1Q23	4Q22	1Q22	$	%	$	%

Noninterest-bearing demand	$30,974	$35,777	$41,937	$(4,803)	(13)%	$(10,963)	(26)%
Interest-bearing:
Savings and money market	30,826	33,474	38,490	(2,648)	(8)	(7,664)	(20)
Time	2,024	1,484	1,547	540	36	477	31
Brokered	5,384	917	377	4,467	NM	5,007	NM
Total deposits	$69,208	$71,652	$82,351	$(2,444)	(3)	$(13,143)	(16)
Borrowed funds:
Federal funds purchased and other short-term borrowings	$12,124	$10,417	$638	$1,707	16	$11,486	NM
Long-term debt	663	651	689	12	2	(26)	(4)
Total borrowed funds	$12,787	$11,068	$1,327	$1,719	16	$11,460	NM
Total deposits decreased $13.1 billion, or 16% to $69.2 billion at March 31, 2023. More than two-thirds of the decrease related to accounts with balances greater than $10 million. Our loan-to-deposit ratio was 81%, compared with 62% in the prior year quarter.
Average total deposits decreased $11.4 billion, or 14%, to $70.2 billion, compared with $81.6 billion during the prior year period. Average noninterest-bearing deposits decreased $6.5 billion, or 16%, and were 49% and 50% of average total deposits for the respective time periods.
Total borrowed funds, consisting primarily of secured borrowings from the FHLB, increased $11.5 billion from the prior year quarter in response to declines in total deposits and loan growth. FHLB borrowings are “open-term,” allowing us the ability to retain or return funds based on our liquidity needs. The increase in borrowed funds also included repurchase agreements executed through the General Collateral Funding (“GCF”) repo program.

Shareholders’ Equity
				1Q23 - 4Q22		1Q23 - 1Q22
(In millions, except share data)	1Q23	4Q22	1Q22	$	%	$	%
Shareholders’ equity:
Preferred stock	$440	$440	$440	$—	—%	$—	—%
Common stock and additional paid-in capital	1,715	1,754	1,889	(39)	(2)	(174)	(9)
Retained earnings	5,949	5,811	5,311	138	2	638	12
Accumulated other comprehensive income (loss)	(2,920)	(3,112)	(1,346)	192	6	(1,574)	NM
Total shareholders’ equity	$5,184	$4,893	$6,294	$291	6	$(1,110)	(18)
Capital distributions:
Common dividends paid	$61	$62	$58	$(1)	(2)	$3	5
Bank common stock repurchased	50	50	50	—	—	—	—
Total capital distributed to common shareholders	$111	$112	$108	$(1)	(1)	$3	3

				shares	%	shares	%
Weighted average diluted common shares outstanding (in thousands)	148,038	148,829	151,687	(791)	(1)%	(3,649)	(2)%
Common shares outstanding, at period end (in thousands)	148,100	148,664	151,348	(564)	—	(3,248)	(2)
The common stock dividend was $0.41 per share, compared with $0.38 per share during the prior year quarter. Common shares outstanding decreased 3.2 million, or 2%, from the first quarter of 2022, primarily due to common stock repurchases. During the first quarter of 2023, we repurchased 0.9 million common shares outstanding for $50 million, compared with 0.8 million common shares repurchased for $50 million during the prior year period.

ZIONS BANCORPORATION, N.A.
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Accumulated other comprehensive income (loss) (“AOCI”) was $2.9 billion at March 31, 2023, and reflects the decline in the fair value of fixed-rate available-for-sale securities as a result of changes in interest rates. Absent any sales or credit impairment of these securities, the unrealized losses will not be recognized in earnings. We do not intend to sell any securities with unrealized losses. Additionally, changes in AOCI do not impact our regulatory capital ratios.
Estimated common equity tier 1 (“CET1”) capital was $6.6 billion, an increase of 7%, compared with $6.2 billion. The estimated CET1 capital ratio was 9.9%, compared with 10.0%, reflecting an 8% increase in risk-weighted assets due to strong loan growth. Tangible book value per common share increased to $44.57, compared with $40.87, due to an increase in retained earnings. For more information on non-GAAP financial measures, see pages 16-17.

Supplemental Presentation and Conference Call
Zions has posted a supplemental presentation to its website, which will be used to discuss the first quarter results at 5:30 p.m. ET on April 19, 2023. Media representatives, analysts, investors, and the public are invited to join this discussion by calling (877) 709-8150 (domestic and international) and entering the passcode 13737440, or via on-demand webcast. A link to the webcast will be available on the Zions Bancorporation website at zionsbancorporation.com. The webcast of the conference call will also be archived and available for 30 days.
About Zions Bancorporation, N.A.
Zions Bancorporation, N.A. is one of the nation's premier financial services companies with approximately $90 billion of total assets at December 31, 2022, and annual net revenue of $3.2 billion in 2022. Zions operates under local management teams and distinct brands in 11 western states: Arizona, California, Colorado, Idaho, Nevada, New Mexico, Oregon, Texas, Utah, Washington, and Wyoming. The Bank is a consistent recipient of national and state-wide customer survey awards in small- and middle-market banking, as well as a leader in public finance advisory services and Small Business Administration lending. In addition, Zions is included in the S&P 500 and NASDAQ Financial 100 indices. Investor information and links to local banking brands can be accessed at www.zionsbancorporation.com.
Forward-Looking Information
This earnings release includes “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements, often accompanied by words such as “may,” “might,” “could,” “anticipate,” “expect,” and similar terms, are based on management’s current expectations and assumptions regarding future events or determinations, all of which are subject to known and unknown risks and uncertainties.
Forward-looking statements are not guarantees, nor should they be relied upon as representing management’s views as of any subsequent date. Actual results and outcomes may differ materially from those presented. Although this list is not comprehensive, important factors that may cause material differences include the quality and composition of our loan and securities portfolios and the quality and composition of our deposits; changes in general industry, political and economic conditions, including continued high inflation, economic slowdown or recession, or other economic disruptions; changes in interest and reference rates which could adversely affect our revenue and expenses, the value of assets and obligations, and the availability and cost of capital and liquidity; deterioration in economic conditions that may result in increased loan and leases losses; securities and capital markets behavior, including volatility and changes in market liquidity and our ability to raise capital; the impact of bank failures or adverse developments at other banks on general investor sentiment regarding the stability and liquidity of banks; the possibility that our recorded goodwill could become impaired, which may have an adverse impact on our earnings and capital; our ability to recruit and retain talent, including increased competition for qualified candidates as a result of expanded remote-work opportunities and increased compensation expenses; competitive pressures and other factors that may affect aspects of our business, such as pricing and demand for our products and services; our ability to complete projects and initiatives and execute on our strategic plans, manage our risks, and achieve our business

ZIONS BANCORPORATION, N.A.
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objectives; our ability to provide adequate oversight of our suppliers or prevent inadequate performance by third parties upon whom we rely for the delivery of various products and services; our ability to develop and maintain technology, information security systems and controls designed to guard against fraud, cybersecurity, and privacy risks; changes and uncertainties in applicable laws, and fiscal, monetary, regulatory, trade, and tax policies, and actions taken by governments, agencies, central banks and similar organizations; adverse media and other expressions of negative public opinion whether directed at us, other banks, the banking industry generally or otherwise that may adversely affect our reputation and that of the banking industry generally; the effects of pandemics and other health emergencies, including the lingering effects of the COVID-19 pandemic that may affect our business, employees, customers, and communities, such as ongoing effects on availability and cost of labor; the effects of wars and geopolitical conflicts, and other local, national, or international disasters, crises, or conflicts that may occur in the future; natural disasters that may impact our and our customer's operations and business; and governmental and social responses to environmental, social, and governance issues, including those with respect to climate change.
Factors that could cause our actual results, performance or achievements, industry trends, and results or regulatory outcomes to differ materially from those expressed or implied in the forward-looking statements are discussed in our 2022 Form 10-K and subsequent filings with the Securities and Exchange Commission (SEC), and are available on our website (www.zionsbancorporation.com) and from the SEC (www.sec.gov).
We caution against the undue reliance on forward-looking statements, which reflect our views only as of the date they are made. Except to the extent required by law, we specifically disclaim any obligation to update any factors or to publicly announce the revisions to any forward-looking statements to reflect future events or developments.

ZIONS BANCORPORATION, N.A.
Press Release – Page 9

FINANCIAL HIGHLIGHTS
(Unaudited)

	Three Months Ended
(In millions, except share, per share, and ratio data)	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022
BALANCE SHEET [1]
Loans held for investment, net of allowance	$55,713	$55,078	$53,377	$51,862	$50,764
Total assets	88,573	89,545	88,474	87,784	91,126
Deposits	69,208	71,652	75,995	79,061	82,351
Total shareholders’ equity	5,184	4,893	4,696	5,632	6,294
STATEMENT OF INCOME
Net earnings applicable to common shareholders	$198	$277	$211	$195	$195
Net interest income	679	720	663	593	544
Taxable-equivalent net interest income [2]	688	730	673	602	552
Total noninterest income	160	153	165	172	142
Total noninterest expense	512	471	479	464	464
Pre-provision net revenue [2]	336	412	359	310	230
Adjusted pre-provision net revenue [2]	341	420	351	300	241
Provision for credit losses	45	43	71	41	(33)
SHARE AND PER COMMON SHARE AMOUNTS
Net earnings per diluted common share	$1.33	$1.84	$1.40	$1.29	$1.27
Dividends	0.41	0.41	0.41	0.38	0.38
Book value per common share [1]	32.03	29.95	28.45	34.50	38.68
Tangible book value per common share [1,2]	44.57	43.72	42.52	41.72	40.87
Weighted average share price	45.57	49.85	54.50	56.62	68.23
Weighted average diluted common shares outstanding (in thousands)	148,038	148,829	149,792	150,838	151,687
Common shares outstanding (in thousands) [1]	148,100	148,664	149,611	150,471	151,348
SELECTED RATIOS AND OTHER DATA
Return on average assets	0.91%	1.27%	0.97%	0.91%	0.90%
Return on average common equity	17.4%	25.4%	15.8%	14.0%	11.8%
Return on average tangible common equity [2]	12.3%	16.9%	13.2%	12.5%	12.9%
Net interest margin	3.33%	3.53%	3.24%	2.87%	2.60%
Cost of total deposits	0.47%	0.20%	0.10%	0.03%	0.03%
Efficiency ratio [2]	59.9%	52.9%	57.6%	60.7%	65.8%
Effective tax rate [3]	27.7%	20.9%	21.9%	21.9%	20.4%
Ratio of nonperforming assets to loans and leases and other real estate owned	0.31%	0.27%	0.28%	0.38%	0.49%
Annualized ratio of net loan and lease charge-offs (recoveries) to average loans	—%	(0.02)%	0.20%	0.07%	0.05%
Ratio of total allowance for credit losses to loans and leases outstanding [1]	1.20%	1.14%	1.09%	1.04%	1.00%
Full-time equivalent employees	10,064	9,989	9,920	9,895	9,724
CAPITAL RATIOS AND DATA [1]
Tangible common equity ratio [2]	7.3%	7.1%	7.0%	7.1%	6.8%
Common equity tier 1 capital [4]	$6,582	$6,480	$6,342	$6,257	$6,166
Risk-weighted assets [4]	66,267	67,125	65,982	63,424	61,427
Common equity tier 1 capital ratio [4]	9.9%	9.7%	9.6%	9.9%	10.0%
Tier 1 risk-based capital ratio [4]	10.6%	10.3%	10.3%	10.6%	10.8%
Total risk-based capital ratio [4]	12.4%	12.0%	12.0%	12.3%	12.5%
Tier 1 leverage ratio [4]	7.8%	7.6%	7.5%	7.4%	7.3%
1 At period end.
2    For information on non-GAAP financial measures, see pages 16-17.
3 The increase in the effective tax rate at March 31, 2023 was the result of a change in the reserve for uncertain tax positions.
4 Current period ratios and amounts represent estimates.

ZIONS BANCORPORATION, N.A.
Press Release – Page 10

CONSOLIDATED BALANCE SHEETS

(In millions, shares in thousands)	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022
	(Unaudited)		(Unaudited)	(Unaudited)	(Unaudited)
ASSETS
Cash and due from banks	$607	$657	$549	$559	$700
Money market investments:
Interest-bearing deposits	2,727	1,340	1,291	1,249	5,093
Federal funds sold and security resell agreements	688	2,426	2,797	2,273	2,345
Investment securities:
Held-to-maturity[1], at amortized cost	10,961	11,126	423	614	439
Available-for-sale, at fair value	11,594	11,915	23,233	25,297	26,145
Trading account, at fair value	12	465	526	304	382
Total securities, net of allowance	22,567	23,506	24,182	26,215	26,966
Loans held for sale	5	8	25	42	43
Loans and leases, net of unearned income and fees	56,331	55,653	53,918	52,370	51,242
Less allowance for loan losses	618	575	541	508	478
Loans held for investment, net of allowance	55,713	55,078	53,377	51,862	50,764
Other noninterest-bearing investments	1,169	1,130	983	840	829
Premises, equipment and software, net	1,411	1,408	1,388	1,372	1,346
Goodwill and intangibles	1,063	1,065	1,034	1,015	1,015
Other real estate owned	6	3	3	—	4
Other assets	2,617	2,924	2,845	2,357	2,021
Total assets	$88,573	$89,545	$88,474	$87,784	$91,126
LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Noninterest-bearing demand	$30,974	$35,777	$39,133	$40,289	$41,937
Interest-bearing:
Savings and money market	30,897	33,566	35,389	37,346	38,864
Time	7,337	2,309	1,473	1,426	1,550
Total deposits	69,208	71,652	75,995	79,061	82,351
Federal funds purchased and other short-term borrowings	12,124	10,417	5,363	1,018	638
Long-term debt	663	651	647	671	689
Reserve for unfunded lending commitments	60	61	49	38	36
Other liabilities	1,334	1,871	1,724	1,364	1,118
Total liabilities	83,389	84,652	83,778	82,152	84,832
Shareholders’ equity:
Preferred stock, without par value; authorized 4,400 shares	440	440	440	440	440
Common stock[2] ($0.001 par value; authorized 350,000 shares) and additional paid-in capital	1,715	1,754	1,799	1,845	1,889
Retained earnings	5,949	5,811	5,597	5,447	5,311
Accumulated other comprehensive income (loss)	(2,920)	(3,112)	(3,140)	(2,100)	(1,346)
Total shareholders’ equity	5,184	4,893	4,696	5,632	6,294
Total liabilities and shareholders’ equity	$88,573	$89,545	$88,474	$87,784	$91,126
[1] Held-to-maturity (fair value)	$11,210	$11,239	$379	$578	$414
[2] Common shares (issued and outstanding)	148,100	148,664	149,611	150,471	151,348

ZIONS BANCORPORATION, N.A.
Press Release – Page 11

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)	Three Months Ended
(In millions, except share and per share amounts)	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022
Interest income:
Interest and fees on loans	$726	$656	$551	$468	$437
Interest on money market investments	57	39	24	12	6
Interest on securities	137	140	132	128	112
Total interest income	920	835	707	608	555
Interest expense:
Interest on deposits	82	38	19	7	6
Interest on short- and long-term borrowings	159	77	25	8	5
Total interest expense	241	115	44	15	11
Net interest income	679	720	663	593	544
Provision for credit losses:
Provision for loan losses	46	31	60	39	(29)
Provision for unfunded lending commitments	(1)	12	11	2	(4)
Total provision for credit losses	45	43	71	41	(33)
Net interest income after provision for credit losses	634	677	592	552	577
Noninterest income:
Commercial account fees	43	41	40	37	41
Card fees	24	27	27	25	25
Retail and business banking fees	16	16	17	20	20
Loan-related fees and income	21	19	18	21	22
Capital markets fees	17	22	25	21	15
Wealth management fees	15	14	14	13	14
Other customer-related fees	15	14	15	17	14
Customer-related noninterest income	151	153	156	154	151
Fair value and nonhedge derivative income (loss)	(3)	(4)	4	10	6
Dividends and other income (loss)	11	9	(1)	7	2
Securities gains (losses), net	1	(5)	6	1	(17)
Total noninterest income	160	153	165	172	142
Noninterest expense:
Salaries and employee benefits	339	304	312	307	312
Technology, telecom, and information processing	55	51	53	53	52
Occupancy and equipment, net	40	40	38	36	38
Professional and legal services	13	15	14	14	14
Marketing and business development	12	11	11	9	8
Deposit insurance and regulatory expense	18	14	13	13	10
Credit-related expense	6	8	8	7	7
Other real estate expense, net	—	—	—	—	1
Other	29	28	30	25	22
Total noninterest expense	512	471	479	464	464
Income before income taxes	282	359	278	260	255
Income taxes	78	75	61	57	52
Net income	204	284	217	203	203
Preferred stock dividends	(6)	(7)	(6)	(8)	(8)
Net earnings applicable to common shareholders	$198	$277	$211	$195	$195
Weighted average common shares outstanding during the period:
Basic shares (in thousands)	148,015	148,739	149,628	150,635	151,285
Diluted shares (in thousands)	148,038	148,829	149,792	150,838	151,687
Net earnings per common share:
Basic	$1.33	$1.84	$1.40	$1.29	$1.27
Diluted	1.33	1.84	1.40	1.29	1.27

ZIONS BANCORPORATION, N.A.
Press Release – Page 12

Loan Balances Held for Investment by Portfolio Type
(Unaudited)

(In millions)	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022
Commercial:
Commercial and industrial [1]	$16,500	$16,377	$15,962	$15,523	$15,437
Leasing	385	386	347	339	318
Owner occupied	9,317	9,371	9,279	9,208	9,026
Municipal	4,374	4,361	4,224	4,113	3,944
Total commercial	30,576	30,495	29,812	29,183	28,725
Commercial real estate:
Construction and land development	2,313	2,513	2,800	2,659	2,769
Term	10,585	10,226	9,556	9,477	9,325
Total commercial real estate	12,898	12,739	12,356	12,136	12,094
Consumer:
Home equity credit line	3,276	3,377	3,331	3,266	3,089
1-4 family residential	7,692	7,286	6,852	6,423	6,122
Construction and other consumer real estate	1,299	1,161	973	787	692
Bankcard and other revolving plans	459	471	471	448	410
Other	131	124	123	127	110
Total consumer	12,857	12,419	11,750	11,051	10,423
Total loans and leases	$56,331	$55,653	$53,918	$52,370	$51,242
1 Commercial and industrial loan balances include PPP loans of $159 million, $197 million, $306 million, $534 million, and $1,081 million for the respective periods presented.

Nonperforming Assets
(Unaudited)

(In millions)	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022

Nonaccrual loans [1]	$171	$149	$151	$201	$252
Other real estate owned [2]	2	—	—	—	—
Total nonperforming assets	$173	$149	$151	$201	$252
Ratio of nonperforming assets to loans[1] and leases and other real estate owned [2]	0.31%	0.27%	0.28%	0.38%	0.49%
Accruing loans past due 90 days or more	$2	$6	$20	$6	$3
Ratio of accruing loans past due 90 days or more to loans[1] and leases	—%	0.01%	0.04%	0.01%	0.01%
Nonaccrual loans and accruing loans past due 90 days or more	$173	$155	$171	$207	$255
Ratio of nonperforming assets[1] and accruing loans 90 days or more past due to loans and leases and other real estate owned	0.31%	0.28%	0.32%	0.39%	0.50%
Accruing loans past due 30-89 days	$79	$93	$84	$123	$93
Classified loans	912	929	965	1,009	1,148
1 Includes loans held for sale.
2 Does not include banking premises held for sale.

ZIONS BANCORPORATION, N.A.
Press Release – Page 13

Allowance for Credit Losses
(Unaudited)

	Three Months Ended
(In millions)	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022
Allowance for Loan and Lease Losses
Balance at beginning of period [1]	572	541	508	478	513
Provision for loan losses	46	31	60	39	(29)
Loan and lease charge-offs	7	9	38	18	17
Less: Recoveries	7	12	11	9	11
Net loan and lease charge-offs (recoveries)	—	(3)	27	9	6
Balance at end of period	$618	$575	$541	$508	$478
Ratio of allowance for loan losses to loans[2] and leases, at period end	1.10%	1.03%	1.00%	0.97%	0.93%
Ratio of allowance for loan losses to nonaccrual loans[2] at period end	361%	386%	358%	261%	190%
Annualized ratio of net loan and lease charge-offs (recoveries) to average loans	—%	(0.02)%	0.20%	0.07%	0.05%
Reserve for Unfunded Lending Commitments
Balance at beginning of period	$61	$49	$38	$36	$40
Provision for unfunded lending commitments	(1)	12	11	2	(4)
Balance at end of period	$60	$61	$49	$38	$36
Allowance for Credit Losses
Allowance for loan losses	$618	$575	$541	$508	$478
Reserve for unfunded lending commitments	60	61	49	38	36
Total allowance for credit losses	$678	$636	$590	$546	$514
Ratio of ACL to loans[1] and leases outstanding, at period end	1.20%	1.14%	1.09%	1.04%	1.00%
1 The beginning balance at March 31, 2023 for the allowance for loan losses does not agree to its respective ending balance at December 31, 2022 because of the adoption of the new accounting standard related to loan modifications to borrowers experiencing financial difficulties.
2 Does not include loans held for sale.

ZIONS BANCORPORATION, N.A.
Press Release – Page 14

Nonaccrual Loans by Portfolio Type
(Unaudited)

(In millions)	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022

Loans held for sale	$—	$—	$—	$6	$—
Commercial:
Commercial and industrial	$77	$63	$57	$87	$114
Leasing	—	—	—	—	—
Owner occupied	33	24	28	40	53
Municipal	—	—	—	—	—
Total commercial	110	87	85	127	167
Commercial real estate:
Construction and land development	—	—	—	—	—
Term	16	14	20	20	20
Total commercial real estate	16	14	20	20	20
Consumer:
Home equity credit line	11	11	10	10	13
1-4 family residential	34	37	36	38	51
Construction and other consumer real estate	—	—	—	—	—
Bankcard and other revolving plans	—	—	—	—	1
Other	—	—	—	—	—
Total consumer	45	48	46	48	65
Total nonaccrual loans	$171	$149	$151	$201	$252

Net Charge-Offs by Portfolio Type
(Unaudited)

(In millions)	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022
Commercial:
Commercial and industrial	$(2)	$(4)	$31	$8	$6
Leasing	—	—	—	—	—
Owner occupied	(1)	—	—	—	(1)
Municipal	—	—	—	—	—
Total commercial	(3)	(4)	31	8	5
Commercial real estate:
Construction and land development	—	—	—	—	—
Term	—	—	—	—	—
Total commercial real estate	—	—	—	—	—
Consumer:
Home equity credit line	(1)	—	—	(1)	(1)
1-4 family residential	2	—	(4)	1	1
Construction and other consumer real estate	—	—	—	—	—
Bankcard and other revolving plans	2	1	—	1	1
Other	—	—	—	—	—
Total consumer loans	3	1	(4)	1	1
Total net charge-offs (recoveries)	$—	$(3)	$27	$9	$6

ZIONS BANCORPORATION, N.A.
Press Release – Page 15

CONSOLIDATED AVERAGE BALANCE SHEETS, YIELDS AND RATES

(Unaudited)	Three Months Ended
	March 31, 2023		December 31, 2022		March 31, 2022
(In millions)	Average balance	Average yield/rate [1]	Average balance	Average yield/rate [1]	Average balance	Average yield/rate [1]
ASSETS
Money market investments:
Interest-bearing deposits	$2,724	4.72%	$1,264	3.67%	$6,735	0.19%
Federal funds sold and security resell agreements	2,081	5.02%	2,571	4.13%	2,300	0.52%
Total money market investments	4,805	4.85%	3,835	3.98%	9,035	0.27%
Securities:
Held-to-maturity	11,024	2.28%	6,463	2.22%	438	3.12%
Available-for-sale	11,824	2.62%	16,743	2.45%	25,246	1.71%
Trading account	21	4.01%	262	4.72%	384	4.76%
Total securities	22,869	2.46%	23,468	2.42%	26,068	1.78%
Loans held for sale	5	0.26%	22	2.72%	57	1.92%
Loans and leases:[2]
Commercial	30,678	5.03%	30,056	4.63%	28,496	3.70%
Commercial real estate	12,876	6.59%	12,547	5.90%	12,171	3.37%
Consumer	12,599	4.62%	12,073	4.14%	10,266	3.23%
Total loans and leases	56,153	5.30%	54,676	4.81%	50,933	3.52%
Total interest-earning assets	83,832	4.49%	82,001	4.09%	86,093	2.65%
Cash and due from banks	543		638		625
Allowance for credit losses on loans and debt securities	(576)		(546)		(515)
Goodwill and intangibles	1,064		1,036		1,015
Other assets	5,624		5,770		4,211
Total assets	$90,487		$88,899		$91,429
LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing deposits:
Savings and money market	$32,859	0.77%	$34,386	0.37%	$39,132	0.05%
Time	2,934	2.68%	1,856	1.31%	1,587	0.26%
Total interest-bearing deposits	35,793	0.92%	36,242	0.42%	40,719	0.06%
Borrowed funds:
Federal funds purchased and security repurchase agreements	5,614	4.65%	2,773	3.68%	585	0.08%
Other short-term borrowings	6,952	4.89%	4,110	3.89%	9	—%
Long-term debt	653	6.85%	648	6.24%	823	2.66%
Total borrowed funds	13,219	4.88%	7,531	4.01%	1,417	1.58%
Total interest-bearing funds	49,012	1.99%	43,773	1.04%	42,136	0.11%
Noninterest-bearing demand deposits	34,363		38,013		40,886
Other liabilities	2,058		2,343		1,267
Total liabilities	85,433		84,129		84,289
Shareholders’ equity:
Preferred equity	440		440		440
Common equity	4,614		4,330		6,700
Total shareholders’ equity	5,054		4,770		7,140
Total liabilities and shareholders’ equity	$90,487		$88,899		$91,429
Spread on average interest-bearing funds		2.50%		3.05%		2.54%
Impact of net noninterest-bearing sources of funds		0.83%		0.48%		0.06%
Net interest margin		3.33%		3.53%		2.60%
Memo: total cost of deposits		0.47%		0.20%		0.03%
Memo: total deposits and interest-bearing liabilities	83,375	1.17%	81,786	0.56%	83,022	0.06%
1 Rates are calculated using amounts in thousands and a tax rate of 21% for the periods presented.
2 Net of unamortized purchase premiums, discounts, and deferred loan fees and costs.

ZIONS BANCORPORATION, N.A.
Press Release – Page 16

NON-GAAP FINANCIAL MEASURES
(Unaudited)
This press release presents non-GAAP financial measures in addition to GAAP financial measures. The adjustments to reconcile from the applicable GAAP financial measures to the non-GAAP financial measures are presented in the following schedules. We consider these adjustments to be relevant to ongoing operating results and provide a meaningful basis for period-to-period comparisons. We use these non-GAAP financial measures to assess our performance, financial position, and for presentations of our performance to investors. We believe that presenting these non-GAAP financial measures permits investors to assess our performance on the same basis as that applied by our management and the financial services industry.
Non-GAAP financial measures have inherent limitations and are not necessarily comparable to similar financial measures that may be presented by other financial services companies. Although non-GAAP financial measures are frequently used by stakeholders to evaluate a company, they have limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of results reported under GAAP.
Tangible Common Equity and Related Measures
Tangible common equity and related measures are non-GAAP measures that exclude the impact of intangible assets and their related amortization and accumulated other comprehensive income or loss (“AOCI”). We excluded the effect of AOCI to align with its impact on certain compensation metrics and regulatory capital. We believe these non-GAAP measures provide useful information about our use of shareholders’ equity and provide a basis for evaluating the performance of a business more consistently, whether acquired or developed internally.
RETURN ON AVERAGE TANGIBLE COMMON EQUITY (NON-GAAP)

		Three Months Ended
(Dollar amounts in millions)		March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022

Net earnings applicable to common shareholders (GAAP)		$198	$277	$211	$195	$195
Adjustments, net of tax:
Amortization of core deposit and other intangibles		1	—	1	—	—
Net earnings applicable to common shareholders, net of tax	(a)	$199	$277	$212	$195	$195
Average common equity (GAAP)		$4,614	$4,330	$5,303	$5,582	$6,700
Average goodwill and intangibles		(1,064)	(1,036)	(1,021)	(1,015)	(1,015)
Average accumulated other comprehensive loss (income)		3,030	3,192	2,075	1,702	452
Average tangible common equity (non-GAAP)	(b)	$6,580	$6,486	$6,357	$6,269	$6,137
Number of days in quarter	(c)	90	92	92	91	90
Number of days in year	(d)	365	365	365	365	365
Return on average tangible common equity (non-GAAP)	(a/b/c)*d	12.3%	16.9%	13.2%	12.5%	12.9%

ZIONS BANCORPORATION, N.A.
Press Release – Page 17

TANGIBLE EQUITY RATIO, TANGIBLE COMMON EQUITY RATIO, AND TANGIBLE BOOK VALUE PER COMMON SHARE (ALL NON-GAAP MEASURES)

(Dollar amounts in millions, except per share amounts)		March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022

Total shareholders’ equity (GAAP)		$5,184	$4,893	$4,696	$5,632	$6,294
Goodwill and intangibles		(1,063)	(1,065)	(1,034)	(1,015)	(1,015)
Accumulated other comprehensive loss (income)		2,920	3,112	3,140	2,100	1,346
Tangible equity (non-GAAP)	(a)	7,041	6,940	6,802	6,717	6,625
Preferred stock		(440)	(440)	(440)	(440)	(440)
Tangible common equity (non-GAAP)	(b)	$6,601	$6,500	$6,362	$6,277	$6,185
Total assets (GAAP)		$88,573	$89,545	$88,474	$87,784	$91,126
Goodwill and intangibles		(1,063)	(1,065)	(1,034)	(1,015)	(1,015)
Accumulated other comprehensive loss (income)		2,920	3,112	3,140	2,100	1,346
Tangible assets (non-GAAP)	(c)	$90,430	$91,592	$90,580	$88,869	$91,457
Common shares outstanding (in thousands)	(d)	148,100	148,664	149,611	150,471	151,348
Tangible equity ratio (non-GAAP)	(a/c)	7.8%	7.6%	7.5%	7.6%	7.2%
Tangible common equity ratio (non-GAAP)	(b/c)	7.3%	7.1%	7.0%	7.1%	6.8%
Tangible book value per common share (non-GAAP)	(b/d)	$44.57	$43.72	$42.52	$41.72	$40.87
Efficiency Ratio and Adjusted Pre-Provision Net Revenue
The efficiency ratio is a measure of operating expense relative to revenue. We believe the efficiency ratio provides useful information regarding the cost of generating revenue. We make adjustments to exclude certain items that are not generally expected to recur frequently, as identified in the subsequent schedule, which we believe allow for more consistent comparability across periods. Adjusted noninterest expense provides a measure as to how we are managing our expenses; adjusted pre-provision net revenue enables management and others to assess our ability to generate capital. Taxable-equivalent net interest income allows us to assess the comparability of revenue arising from both taxable and tax-exempt sources.
EFFICIENCY RATIO (NON-GAAP) AND ADJUSTED PRE-PROVISION NET REVENUE (NON-GAAP)

		Three Months Ended
(Dollar amounts in millions)		March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022

Noninterest expense (GAAP)	(a)	$512	$471	$479	$464	$464
Adjustments:
Severance costs		1	—	—	1	—
Other real estate expense, net		—	—	—	—	1
Amortization of core deposit and other intangibles		2	—	1	—	—
SBIC investment success fee accrual [1]		—	(1)	1	—	(1)
Total adjustments	(b)	3	(1)	2	1	—
Adjusted noninterest expense (non-GAAP)	(a-b)=(c)	$509	$472	$477	$463	$464

Net interest income (GAAP)	(d)	$679	$720	$663	$593	$544
Fully taxable-equivalent adjustments	(e)	9	10	10	9	8
Taxable-equivalent net interest income (non-GAAP)	(d+e)=(f)	688	730	673	602	552
Noninterest income (GAAP)	(g)	160	153	165	172	142
Combined income (non-GAAP)	(f+g)=(h)	848	883	838	774	694
Adjustments:
Fair value and nonhedge derivative income (loss)		(3)	(4)	4	10	6
Securities gains (losses), net		1	(5)	6	1	(17)
Total adjustments	(i)	(2)	(9)	10	11	(11)
Adjusted taxable-equivalent revenue (non-GAAP)	(h-i)=(j)	$850	$892	$828	$763	$705

Pre-provision net revenue (PPNR) (non-GAAP)	(h)-(a)	$336	$412	$359	$310	$230
Adjusted PPNR (non-GAAP)	(j)-(c)	341	420	351	300	241
Efficiency ratio (non-GAAP)	(c/j)	59.9%	52.9%	57.6%	60.7%	65.8%
1 The success fee accrual is associated with the gains/(losses) from our SBIC investments. The gains/(losses) related to these investments are excluded from the efficiency ratio through securities gains (losses), net.